EXECUTION COPY
Exhibit 10.3

Victoria.dolan@revlon.com
Victoria Dolan
Revlon, Inc.
One New York Plaza, 50th Floor
New York, NY 10004

Dear Victoria:

This letter agreement amends the Employment Agreement, by and among you, Revlon, Inc. and Revlon Consumer Products Corporation, dated as of March 12, 2018 (the “Employment Agreement”), as follows:

Effective as soon as practicable (to allow time for applicable payroll logistics) on or about April 1, 2020 (the “Effective Date”), your bi-weekly base salary payments shall be calculated using a Base Salary, as defined in Section 3.1 of the Employment Agreement, of $468,000, less all applicable withholdings and deductions. The CEO shall have the authority to reinstate the Base Salary in effect immediately prior to the Effective Date at any time she deems appropriate, in her sole discretion exercised reasonably.

All other terms of the Employment Agreement will remain in place during the Term unless further amended by written agreement between the parties. For the avoidance of doubt, by agreeing to this amendment you are waiving your right to assert a breach of contract claim based on the above salary reduction, or based on any related reduced need for services.

Please indicate your agreement to this amendment and waiver by signing below.

Sincerely,

/s/ Ely Barr-Ness
Ely Bar-Ness
Chief Human Resources Officer

I agree with and accept the terms as set forth above:

/s/ Victoria Dolan	Date: As of March 31, 2020
Victoria Dolan